EXHIBIT 99.1

21622 Plummer Street
Chatsworth, CA 91311
Toll Free: 800.432.8870 Phone: 818.882.0883
THERAPEUTICS		Main Fax: 818.882.1809
The Ambulatory O2 Specialists!	FOR IMMEDIATE RELEASE
Investor Contact:
Company Contact:		Neil Berkman Associates
Earl L. Yager		(310)277-5162
President		info@BerkmanAssociates.com
www.CHADtherapeutics.com

CHAD Therapeutics Reports Higher Revenue and Net Earnings
For The Third Quarter and First Nine Months of Fiscal 2004

Management Updates Guidance to Reflect Impact of Recent Medicare Legislation

     CHATSWORTH, California, February 12, 2004 . . . CHAD Therapeutics, Inc. (ASE:CTU) today announced higher revenue and net earnings for the third quarter and first nine months of fiscal 2004.

     For the third quarter ended December 31, 2003, revenue increased 5% to $5,237,000 from $4,980,000 for last year’s third quarter. Net earnings increased 83% to $418,000, or $0.04 per diluted share, from $228,000, or $0.02 per diluted share, for the third quarter of fiscal 2003.

     For the first nine months of fiscal 2004, revenue increased 9% to $16,190,000 from $14,842,000 for the same period of fiscal 2003. Net earnings nearly doubled to $792,000, or $0.08 per diluted share, from $408,000, or $0.04 per diluted share, for the same period of the prior year.

Operations Review

     “These earnings gains for the third quarter and first nine months of fiscal 2004 demonstrate the success of our business model,” said Thomas E. Jones, Chief Executive Officer and Chairman. “Especially noteworthy is that we achieved sharply higher profitability even after a substantial increase R&D spending to support our new product initiatives.” For the third quarter and first nine months of fiscal 2004, R&D spending increased $136,000 and $316,000, respectively, compared to the comparable periods of fiscal 2003.

     “Higher domestic and international sales of oxygen conservers drove the increase in third quarter revenue,” Jones continued. “We are gaining traction in international markets as a result of our strategy to provide a variety of models to meet the specific requirements of our foreign customers. The performance capabilities, reliability, cost-effectiveness and selection afforded by our OXYMATIC® 400 Series electronic conservers and CYPRESS OXYPneumatic® conservers give us a sound platform for growth, and we plan to expand our platform in the new year.”

Medicare Improvement and Modernization Act

     The CEO continued, “We expect the recently enacted Medicare Improvement and Modernization Act to exert continued pressure on homecare providers to reduce the overall cost of providing home oxygen services. In the short run, this is likely to affect CHAD’s profit margin on domestic conserver sales, although it also has created opportunities for us to increase our market share and offset the price pressure with cost reductions in our products. Longer term, we believe the impact of the new Medicare legislation may accelerate the move to more cost-effective technologies such as CHAD’s proprietary technology contained in our TOTAL O2 home oxygen system. Interest in this product has increased since the enactment of the legislation, and a number of product evaluations are underway with potential customers. We also are seeing an increase in international interest in this product. While it is still too soon to predict that our TOTAL O2 system will become a significant contributor to CHAD’s growth, we remain convinced that the opportunity is real and that our marketing initiatives put us on the right track to build awareness and demand.”

(more)

CHAD, OXYMATIC, OXYMIZER, OXYLITE, and TOTAL O2 are Registered Trademarks of Chad Therapeutics, Inc.
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WWW.CHADTHERAPEUTICS.COM

CHAD Therapeutics Third Quarter and Nine Month Results
February 12, 2004
Page Two

Additional Growth Initiatives

     “We also are on track with our development programs related to our recently licensed technologies. We are pursuing these technologies to help us expand our home oxygen product lines and potentially allow us to enter the high-growth sleep disorder market,” Jones said. He noted that the increases in R&D spending in this year’s third quarter and first nine months are primarily related to these development programs.

Outlook

“While we expect that positive revenue comparisons will continue in the fourth quarter of fiscal 2004, gross margins for the period will be reduced by the Medicare legislation. If current sales trends continue, we now expect net earnings for fiscal 2004 of between $1,100,000 and $1,200,000, or $0.11 to $0.12 per diluted share,” Jones concluded.

Operating Loss Carryforwards

     At December 31, 2003, the company had fully utilized its net operating loss carrybacks and Federal net operating loss carryforwards and had approximately $2,785,000 in California net operating loss carryforwards available to offset future taxable income. The Company also has approximately $1,040,000 in net deferred tax assets, upon which a full valuation allowance has been placed, that will be available to offset future income tax expense. In September of 2002, the State of California enacted legislation that suspended the utilization of net operating loss carryforwards during tax years starting in 2002 and 2003 effective retroactively to January 1, 2002. As a result, CHAD will be unable to use its California net operating loss carry forwards until the tax year beginning April 1, 2004.

Conference Call

     A simultaneous webcast of the conference call will be available at www.fulldisclosure.com/company.asp?client=cb&ticker=chad or from the Investor Relations link at www.CHADtherapeutics.com. A replay will be available after 1:00 p.m. ET at these same Internet addresses. For a telephone replay, dial (800) 633-8284, reservation #21185456 after 1:00 p.m. ET.

About CHAD Therapeutics

     CHAD Therapeutics, Inc. is in the business of developing, producing and marketing respiratory care devices designed to improve the efficiency of oxygen delivery systems for home health care and hospital treatment of patients suffering from pulmonary diseases. For more information, visit www.CHADtherapeutics.com.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995.

     The foregoing statements regarding prospects for future earnings and revenues, future sales trends and the introduction of products under development are forward-looking statements that involve certain risks and uncertainties. A number of important factors could cause actual results to differ materially from those contemplated by such forward-looking statements. These include the loss of one or more major customers, increased competition, the introduction of new products with perceived competitive advantages over the Company’s products, changes or proposed changes in health care reimbursement which affect home care providers and CHAD’s ability to anticipate and respond to technological and economic changes in the home oxygen market. Moreover, the success of the Company’s products and products under development will depend on their efficacy, reliability and the health care community’s perception of the products’ capabilities and benefits, the degree of acceptance the products achieve among homecare providers and, with respect to products under development, obtaining timely regulatory approval. Additional factors that could cause actual results to differ materially from those contemplated in this press release can be found in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission under the caption “Outlook: Issues and Risks.”

(tables attached)

#3514

CHAD THERAPEUTICS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Nine Months Ended		Three Months Ended
	December 31,		December 31,

	2003	2002	2003	2002

Net sales	$16,190,000	$14,842,000	$5,237,000	$4,980,000
Cost of sales	8,959,000	8,527,000	2,890,000	2,848,000

Gross profit	7,231,000	6,315,000	2,347,000	2,132,000
Costs and expenses:
Selling, general and administrative	5,420,000	5,189,000	1,587,000	1,681,000
Research and development	1,011,000	695,000	343,000	207,000

Total costs and expenses	6,431,000	5,884,000	1,930,000	1,888,000

Operating income	800,000	431,000	417,000	244,000
Other income	29,000	15,000	20,000	6,000

Earnings before income taxes	829,000	446,000	437,000	250,000
Income tax expense	37,000	38,000	19,000	22,000

Net earnings	$792,000	$408,000	$418,000	$228,000

Basic earnings per share	$0.08	$0.04	$0.04	$0.02
Diluted earnings per share	$0.08	$0.04	$0.04	$0.02

Weighted shares outstanding:
Basic	10,080,000	10,070,000	10,088,000	10,073,000
Diluted	10,331,000	10,398,000	10,401,000	10,364,000

CHAD THEREAPEUTICS, INC.
CONDENSED BALANCE SHEETS
(unaudited)

	December 31,

	2003	2002

Assets
Current assets:
Cash	$1,374,000	$1,538,000
Accounts receivable	3,004,000	2,825,000
Income taxes refundable	4,000	—
Inventories, net	5,713,000	5,178,000
Prepaid expenses	377,000	770,000

Total current assets	10,472,000	10,311,000

Property, plant and equipment, net	1,122,000	1,349,000
Other assets	737,000	1,156,000

Total Assets	$12,331,000	$12,816,000

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$353,000	$780,000
Accrued expenses	1,006,000	1,204,000
Income taxes payable	35,000	31,000

Total current liabilities	1,394,000	2,015,000

Shareholders’ equity:
Common shares, no par value, authorized 40,000,000 Shares, 10,091,000 and 10,076,000 issued and outstanding	13,302,000	13,117,000
Retained earnings (accumulated deficit)	(2,365,000)	(2,316,000)

Net shareholders’ equity	10,937,000	10,801,000

Total Liabilities and Shareholders’ Equity	$12,331,000	$12,816,000